Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-259702) pertaining to the Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan, the Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan and the Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan, of our reports dated February 28, 2023, with respect to the consolidated financial statements of Thoughtworks Holding, Inc. and the effectiveness of internal control over financial reporting of Thoughtworks Holding, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois

February 28, 2023